Exhibit 23.1

HALL&COMPANY Certified Public Accountants, Inc.	111 PACIFICA, SUITE 300 IRVINE, CA 92618 (949) 910-HALL (4255) FAX (949) 910-4256
TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES	WWW.HALLCPAS.COM

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vivakor, Inc.

We consent to the use, in this Amendment No. 10 of Form S-1 Registration Statement under the Securities Act of 1933 (File No. 333-250011), of our report dated November 6, 2020, with respect to the audit of the consolidated balance sheet of Vivakor, Inc. (the “Company”) as of December 31, 2019 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the period ended December 31, 2019 and the related notes to the consolidated financial statements, included herein and to the reference to our firm under the heading “Experts” in the prospectus to be filed on or around February 10, 2022.

/s/ Hall & Company CPAs

Irvine, California

February 10, 2022